Exhibit 23.2

Consent of Morgan and Company Chartered Accountants









INDEPENDENT AUDITORS' CONSENT




We consent to the use in the amended Registration Statement of Manchester Inc. on Form SB-2 of our Auditors' Report, dated December 6, 2002, on the balance sheet of Manchester Inc. as at November 30, 2002, and the related statements of loss and deficit accumulated during the exploration stage, cash flows, and stockholders' equity for the period from inception on August 27, 2002 to November 30, 2002.

In addition, we consent to the reference to us under the heading "Interests Of Named Experts And Counsel" in the
Registration Statement.



Vancouver,Canada                             /s/ Morgan & Company

July  28,  2003                              Chartered Accountants